EXHIBIT 21

                              List of Subsidiaries


1.       PBM Technology, Inc.

2.       Interchange PMP, Inc.

3.       Pharmacy Associates, Inc.

4.       Specialty Pharmacy Care, Inc.

5.       Centrus Corporation

6.       NMHCRX Contracts, Inc.

7.       NMHC Funding, LLC

8.       National Medical Health Card IPA, Inc.

9.       NMHCRX, Inc.

10.      NMHCRX Mail Order, Inc.

11.      Well Acquisition Corp.